UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 27, 2011 (September 21, 2011)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2011, Jeffrey Tobias informed NeurogesX, Inc. (the “Company”) that he was resigning as Executive Vice President, Research and Development and Chief Medical Officer, effective as of October 16, 2011.

On September 27, 2011, the Company and Dr. Tobias entered into a consulting agreement to provide for Dr. Tobias to continue providing certain services to the Company on and after October 16, 2011 to support upcoming clinical and regulatory activities of the Company which are anticipated to include the unblinding of data from the currently ongoing Phase 2 study in NGX-1998 as well as the recently submitted supplemental new drug application for Qutenza in patients with HIV-associated peripheral neuropathy. The terms of the consulting agreement include up to 16 hours of consulting services per month for nine months (at an hourly rate of $450.00), continued vesting of Company options and other equity awards currently held by Dr. Tobias over the term he provides consulting services, and extending the post-termination option exercise period for Company options currently held by Dr. Tobias to 12 months following the termination of his consulting services.

On September 27, 2011, the Company issued a press release related to the resignation of Jeffrey Tobias. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed as part of this Form 8-K.

Exhibit No.	Description

99.1	Press Release entitled “NeurogesX Announces Resignation of EVP of Research and Development and Chief Medical Officer Jeffrey K Tobias, MD”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: September 27, 2011	By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Exhibit List

Exhibit No.	Description

99.1	Press Release entitled “NeurogesX Announces Resignation of EVP of Research and Development and Chief Medical Officer Jeffrey K Tobias, MD”.